Exhibit 99(c)(6)

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Supplemental Confidential Materials Prepared for:

The Special Committee of the Board of Directors

December 2005

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Global Markets & Investment Banking Group

Supplemental Confidential Materials Prepared for

The Special Committee of the Board of Directors

Table of Contents

1. Information Regarding Dick’s

2. Hollywood Entertainment Case Study

3. Potential Value of Real Estate Assets

Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

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Information Regarding Dick’s

Information Regarding Dick’s

The Sports Authority vs. Dick’s Sporting Goods

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Source:  Company website and filings.

Impact of New Dick’s Store Openings on TSA Sales

Commentary

•                  When a DKS store is opened within five miles of one of TSA’s stores (excluding Seekonk and Alleentown) during the past twelve months, sales were negatively impacted by approximately 20%

•                  However, the effect of DKS store openings upon “remodeled” TSA stores is approximately -10% including the impact of the re-branded Galyan’s stores

Comp and Other Stores Within 5 Miles of New Dick’s Stores - Total

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(1)       DKS store is actually in the parking lot of Company store, which is an unusual situation.

(2)       Represents second store opened near Allentown (first was opened in Fall 2003).

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Hollywood Entertainment Case Study

Hollywood Entertainment Case Study

Movie Gallery - Transaction Overview

Transaction Summary

•                  On April 27, 2005, Movie Gallery completed the acquisition of Hollywood Entertainment for $1.2 billion in cash

•                  $13.25 per Hollywood share in cash plus $385 million of assumed debt

•                  Transaction value net of Hollywood cash balance of approximately $1.0 billion

•                  Movie Gallery prevailed in acquiring Hollywood after a 6-month bidding war with Blockbuster and Leonard Green

•                  Movie Gallery and Hollywood signed the Merger Agreement at $13.25/share on January 10, 2005, capping a 3-month auction process

•                  Blockbuster countered with a hostile bid of $14.50/share on February 2, 2005

•                  FTC’s intention to challenge Blockbuster’s hostile bid for Hollywood on antitrust grounds was the deciding factor

•                  Carl Icahn accumulated a large position in Blockbuster and Hollywood in November and December 2004 (largest shareholder of Hollywood and Blockbuster) and was a very vocal proponent of Blockbuster-Hollywood merger

•                  Icahn launched a proxy contest to oust Blockbuster CEO after Blockbuster withdrew hostile bid for Hollywood in the face of likely challenge from FTC

•                  Merrill Lynch acted as lead M&A advisor to Movie Gallery and co-managed the leveraged loan and high yield financing

Key Transaction Statistics (1)

Offer Price	$13.25
Offer Value	$856.6
Transaction Value	1,010.8
Adjusted Transaction Value (2)	2,437.6

Adj. Transaction Values as a Multiple of:

2004E EBITDAR	4.8	x
2005E EBITDAR	4.4	x

Transaction Value as a Multiple of:

2004E EBITDA	4.3	x
2005E EBITDA	4.5	x

Offer Value as a Multiple of:

2004E Net Income	13.8	x
2005E Net Income	11.0	x

Purchase Premiums Summary

	Date	Price	Premium
HLYW Unaffected Share Price	10/13/04	$9.40	—
Leonard Green Purchase Agreement	10/14/04	$10.25	9.0%
First Blockbuster Hostile Bid	11/11/04	$11.50	22.3%
Movie Gallery Merger Agreement	11/13/05	$13.25	41.0%
Second Blockbuster Hostile Bid	2/2/05	$14.50	54.3%

(1)       Dollars in millions, except per share data.

(2)       Adjusted Transaction Value equals Transaction Value plus 6.0x rent expense.

Movie Gallery - Transaction Timeline

Share Price Performance

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Leonard Green – Transaction Overview (March 2004)

Transaction Summary

•                  On March 29, 2004, Hollywood Entertainment announced that it had entered into a definitive merger agreement to be acquired by Leonard Green & Partners, L.P.

•                  Purchase price of $14.00 per share represented a 30.8% premium to prior day’s closing price

•                  Management team to be led by Mark Wattles, HLYW’s Founder, Chairman and CEO, who will exchange all of his equity holdings in Hollywood for 50% of the equity in the surviving company

•                  On August 6, 2004, Leonard Green informed Hollywood that due to industry and market conditions, the financing condition to the consummation of the merger will not be satisfied

•                  Stock traded down to $9.66 (~30% spread to offer price)

Transaction Valuation (1)

Purchase price per share:	$14.00
Transaction value ($mm):	$1,442	(3)

Multiples @ $14.00 deal price

Period	Sales		EBITDA		P/E
2003A	0.86	x	5.9	x	10.0	x
2004E	0.80		6.1		10.2

Multiples @ $9.66 current price

Period	Sales		EBITDA		P/E
2003A	0.51	x	3.7	x	6.9	x
2004E	0.48		3.4		7.1

Pro Forma Leverage Statistics

Last Twelve Months Ended:	6/30/2004		Pro Forma 6/30/2004

Senior Debt/EBITDA	0.5	x	3.6	x
Total Debt/EBITDA	1.4	x	4.4	x
Adjusted Total Debt/EBITDAR	4.6	x	6.1	x

EBITDA/Interest Expense	7.4	x	4.3	x
EBITDA-CapEx/Interest Expense	5.2	x	3.0	x
EBITDAR/Adjusted Interest Expense	2.7	x	2.4	x
EBITDAR-CapEx/Adjusted Interest Expense	2.3	x	2.0	x

Total Debt/Book Capitalization	51.9%		78.9%
Total Debt/Market Capitalization	35.1%		N/A

Pro Forma Ownership (2)

	Common Stock	Preferred Stock	Total Investment	Fully Diluted
				(%)
Mark Wattles	$67.7	$0.0	$67.7	23.3%

Leonard Green & Partners LP	69.0	150.0	219.0	75.5%

Other	3.3	0.0	3.3	1.1%

Total	$140.0	$150.0	$290.0	100.0%

(1)       Source:  Hollywood historical financials per company filings. LTM as of December 31, 2003. Projections based on Wall Street Equity Research dated February 20, 2004.

(2)       Source:  Wall Street Equity Research dated March 30, 2004. Common stock holding of $69.0mm estimated based on $150.0mm of assumed preferred stock.

(3)       Contemplated capital structure includes: (i) $80.5mm cash; (ii) $400.0mm term loan; (iii) $75.0mm revolver; (iv) $400.0mm sr. bridge note; (v) $200.0mm sr. sub.; (vi) $219.0mm sponsor equity; and (vii) $67.7mm rollover equity.

Timeline of Blockbuster Proposal (November 2004 – March 2005)

•                  On October 14, 2004, the Special Committee of Hollywood Entertainment’s Board of Directors announced that it recommended acceptance of a revised offer for Hollywood, in which Leonard Green and Hollywood Management would pay $10.25 cash per share versus the group’s original offer of $14.00 per share

•                  As part of the revised agreement, Hollywood was allowed to solicit competing bids and Leonard Green’s termination fee was eliminated

•                  On November 11, 2004, Blockbuster announced an offer to acquire Hollywood for $11.50 per share in cash

•                  On November 19, 2004, Movie Gallery announced it made an acquisition proposal for Hollywood for an undisclosed sum

•                  On November 27, 2004, Carl Icahn announced his acquisition of a 8.4% stake in Hollywood

•                  On December 1, 2004, Blockbuster confirmed its willingness to raise its bid

•                  Conditioned on Hollywood providing confidential information to Blockbuster

•                  Under terms of the revised Leonard Green offer, confidential information could not be provided to a bidder unless such bidder signed standstill agreement thereby eliminating the option to tender for Hollywood shares

•                  On December 14, 2004, Carl Icahn announced holdings of 5.8% of Blockbuster Class A shares and 5.07% of Blockbuster class B shares

•                  Icahn stated his determination to see a Blockbuster/Hollywood combination

•                  Icahn became the largest holder of Hollywood and Blockbuster common stock

•                  On January 10, 2005, Movie Gallery announced its offer to purchase Hollywood for $13.25 per share in cash

•                  On February 2, 2005, Blockbuster commenced a tender offer for Hollywood shares at $14.50 per share

•                  Blockbuster never signed the confidentiality agreement/standstill agreement

•                  On February 17, 2005, Hollywood rejected Blockbuster’s unsolicited bid for the company

•                  In March 2005, Blockbuster withdrew its bid for Hollywood following FTC concerns regarding the proposed transaction

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Potential Value of Real Estate Assets

Potential Value of Real Estate Assets

Owned Property

Land & Building Ownership as of December 2005

•                  Although no market value is known for TSA’s property, various attempts by Management to sell assets for greater than book value have not been successful

•                  According to Management therefore, book value would therefore represent the best estimate of the market value of TSA’s owned real property

Store #	Location	Open / Closed	Land	Site & Building	LHIs	FF&E	Total NBV
444	Oxford Valle	Open	$1,900,000	$2,707,092	$79,968	$86,720	$4,773,780
486	Long Island (1)	Open	—	3,180,670	70,333	155,544	3,406,546
597	Flint	Open	1,800,000	807,943	2,508	73,531	2,683,981
832	Taylor	Closed	800,000	1,599,999	—	—	2,399,999
			$4,500,000	$8,295,703	$152,809	$315,794	$13,264,306

Land Ownership ONLY(2)
363	West Orlando		$400,000	—	$375,586	$289,826	$1,065,413
391	Fort Myers		150,000	—	337,272	306,197	793,469
			$550,000	—	$712,859	$596,023	$1,858,882

Total Land & Building Ownership			$5,050,000	$8,295,703	$865,667	$911,817	$15,123,188

(1)       TSA does not own the land at the Long Island location, only the building, where it is tied to a ground lease.

(2)       West Orlando and Fort Myers were sold in 2001 but TSA retained a de minimus amount of undeveloped acreage with a book value of $550,000.

Leased Property

Accounting Overview

•                  In an M&A transaction, the acquiring company must determine the difference between the market value of the acquired store leases and the amount that is paid in rents

•                  The NPV of the difference over the lives of the leases is recorded as an asset and amortized over the lives of the leases

•                  As such, the P&L reflects a rent expense that is equal to the “market leases,” i.e. the actual rents plus the favorable lease amortization

•                  Essentially, the P&L is adjusted to show the rent expense as if the leases had all been adjusted to market value at the time of the merger

Sports Authority Effects

•                  The annual favorable lease amortization charged to the P&L for the Oshman’s and Sports Authority stores is $3.5 million

•                  The total size of the asset is $16 million

•                  Sportmart stores did have a favorable lease asset established at the time of acquisition in 1998

•                  However, this amount was reversed during the reevaluation of NOL’s in 2000

•                  As the Gart stores have survived all mergers, there has been no establishment of a favorable lease asset

•                  Management has stated that in their estimate, there would be very little, if any, discrepancy between current leases and market leases on these locations

•                  The potential effect on a TSA transaction of a favorable lease asset is that it could incrementally lower an acquiror’s cost of debt given the ability to borrow against that asset

•                  General guidance is a borrowing base of approximately 35%

•                  At a 35% borrowing base and given a 450 bps difference between high yield debt and an asset-backed loan, the yearly interest rate savings is ~$250,000, ie., not meaningful